Exhibit 10.1

INTELLICELL BIOSCIENCES, INC
LABORATORY SERVICES LICENSE AGREEMENT

This LABORATORY SERVICES LICENSE AGREEMENT (this “Agreement”), dated as of 29 August, 2011 (the “Effective Date”), by and between IntelliCell Biosciences Inc. a New York corporation with offices at 30 East 76th Street, New York, New York 10021 (“ICB”) and The PAWS Pet Company, Inc a Illinois Corporation[corporation/limited liability company] with offices at 2001 Gateway Place, Suite 410, San Jose, CA 95110 (“Licensee”).

WHEREAS, ICB has developed patent pending Technology as hereinafter defined to be marketed under protected trademarks owned by ICB or its Affiliates; and

WHEREAS, ICB desires to provide the Technology, certain equipment, ancillary supplies and ancillary services to Licensee so that Licensee can establish in Licensee’s facility a Tissue Processing laboratory on a turnkey basis; and

WHEREAS, Licensee desires to utilize the Technology so that Licensee can provide Tissue Processing services for Licensee's own patients and patients of Veterinarians; and

WHEREAS, ICB agrees to provide Licensee with the exclusive right within the Territory to utilize the Technology and to process Specimens (as hereinafter defined) in the Laboratory Facility; and

WHEREAS, ICB is willing to grant to Licensee a license, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1:

“Affiliate” of any Person shall mean with respect to any Person (the “Initial Person”) any Person directly or indirectly controlling, controlled by, or under common control with, the Initial Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Confidential Information” shall mean information that was or will be developed, created, conveyed or discovered by or on behalf of either Party, or which became or will become known by, or was or is conveyed to it which has commercial value in its business and includes, but is not limited to, trade secrets, copyrights, patent applications, computer programs, designs, technology, ideas, know-how, processes, compositions, data improvements, inventions (whether patentable or not), works of authorship, work for hire, business and product development plans, customer or patient lists, patient information, policies and procedures, and other similar information received in confidence by or for it, or developed exclusively for it by third parties, from any other person or entity.

“Disposables” shall mean the ICB prescribed supplies to be used in processing of each Specimen in accordance with the ICB Protocol to be sold by ICB to Licensee. The list of Disposables may be amended from time to time by ICB in accordance with changes in the ICB Protocol or  the identification of alternative sources for such Disposables.

"Field of Use" means use of the Technology in Tissue Processing used on domesticated animals.

“Laboratory Facility” shall mean the facility located within Licensee’s premises that shall be owned and operated by Licensee to house the Lab Equipment and perform Tissue Processing.

“Lab Equipment” shall mean the ICB prescribed suite of equipment as described in Exhibit E attached hereto which shall be owned by ICB and licensed for use to Licensee pursuant to the terms herein.

“Party” shall mean ICB or Licensee and, when used in the plural, shall mean ICB and Licensee.

“Patent” shall mean the patent applications set forth on Exhibit A attached hereto.

“Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, university, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

“ICB Protocol” shall mean the ICB prescribed procedures and processes to be followed by Licensee with regard to the handling and processing of the Specimens and the use and maintenance of the Lab Equipment in the Laboratory Facility, which may be changed from time by ICB with prior written notice to Licensee.  A copy of the ICB Protocol is attached hereto as Exhibit B.

“Veterinarian” shall mean a licensed veterinarian approved by ICB for submission of Specimens to the Laboratory Facility for Tissue Processing.

“Specimen” shall mean a vial(s) of adipose tissue extracted from a patient and submitted to the Laboratory Facility by Licensee or a Veterinarian for processing into Adipose Stromal Vascular Fraction.

“Technology” shall mean the combination of technology, know-how and other intellectual property defined in the Patent and in other materials provided to Licensee by ICB and Affiliates of ICB and which facilitates, and is required for, the Tissue Processing.

“Territory” shall mean solely the geographical area set forth on Exhibit C attached hereto.

“Third Party” shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

“Trademarks” shall mean the trademarks set forth on Exhibit D attached hereto.

“Tissue Processing” shall mean the separation of Adipose Stromal Vascular Fraction from fat tissue utilizing the Technology.

2.	OBLIGATIONS OF ICB

Equipment.  During the Term (as defined below), ICB shall provide to Licensee the Lab Equipment for use in the Laboratory Facility. ICB reserves the right to replace any component of the Lab Equipment due to changes in the ICB Protocol. The Lab Equipment shall at all times be the property of ICB. ICB shall be responsible for the risk of loss, cost of repairs and maintenance contracts related to the Lab Equipment unless such loss or repair is required due to Licensee’s failure to abide by the ICB Protocol. Licensee shall use the Lab Equipment only in connection with this Agreement.

Marketing.  During the Term (as defined below), ICB shall market and promote the Laboratory Facility to Veterinarians in the Field of Use within the Territory.  ICB acknowledges and agrees that Licensee may market and promote the Laboratory Facility in the Field of Use through the use of media within the Territory.  ICB will provide Licensee all relevant marketing materials during the Term.  Licensee has the right to create its own documents and marketing material related to the Technology in the Field of Use subject to the approval of ICB.  ICB will be deemed to have approved any proposed advertising, promotional material or product name or label if Licensee submits specimens thereof to ICB for review together with complete particulars about the proposed use thereof, and Licensee provides any additional information reasonably requested by ICB concerning such proposed use, and Licensee does not notify Licensee of its disapproval within ten (10) days after Licensee submits such material to ICB (extended as necessary to permit ICB the same length of time to evaluate any such additional information requested by ICB).

Processing

Licensee and its customers may submit purchase orders to ICB from time to time.  No purchase order may require delivery sooner than the three (3) business days (the "Lead Time").  ICB may not reject any purchase order that includes the requisite specimen of cells.

ICB will deliver all Products purchased by Licensee or its customers under this Agreement to the delivery location specified in the applicable purchase order.

ICB will ship the Products only via carriers qualified to generally accepted international standards for shipment of similar products.

ICB will handle, pack, mark and ship the Products in accordance with applicable laws and generally accepted international standards for similar products and any packing and labeling specifications reasonably required by Licensee or its customers.  Licensee and/or its customer shall be responsible for paying all shipping costs.

ICB acknowledges and agrees that the scheduled delivery date stated in a purchase order is a material term of this Agreement, and that time is of the essence for all deliveries of Products.  ICB will deliver all Products on such scheduled delivery date.  ICB will not deliver in advance of such scheduled delivery date without the prior written consent of Licensee or its customer, as applicable.

If, in the case of any individual purchase order, circumstances cause ICB to be unable to make delivery on the scheduled delivery date specified in such purchase order, ICB will notify Licensee or its customer as soon as ICB becomes aware of the delay, and will state in such notice the reason for the delay and the date on which delivery can be made.  Upon such notice, or if delivery of any purchase order is delayed beyond the scheduled delivery date called for in the purchase order, Licensee or its customer may cancel all or any part of such purchase order without any liability of any kind to ICB.

Transportation. At no additional charge to Licensee, ICB shall be responsible for the coordination of the pickup, delivery and return of all Specimens between Veterinarians' offices and the Laboratory Facility.

Disposables. ICB will provide to Licensee, for an additional charge, the Disposables necessary for Tissue Processing pursuant to this Agreement and as required by the ICB Protocol. Licensee agrees not to use any Disposables and supplies not specified and approved by ICB.  A list of the Disposable and their prices is set forth in Exhibit F attached hereto.

Qualified Personnel.  At no additional charge to Licensee, ICB shall train the personnel who will be responsible for the performance of the Tissue Processing required in the ICB Protocol. ICB reserves the right, in its sole determination, to require Licensee to replace such personnel if ICB in good faith deems such personnel unqualified. Once such training has been completed, Licensee shall be responsible for ongoing compliance and performance of such personnel and shall notify ICB of any changes in the personnel.  ICB reserves the right to require additional training of such new personnel at Licensee’s cost.

Compliance with Laws.  ICB represents and warrants to Licensee that it will comply with all applicable laws, rules and regulations ("Applicable Laws"), including, but not limited to, the Health Insurance Portability and Accountability Act (“HIPAA”) of 1996 and its implementing regulations. If ICB fails to comply with Applicable Laws, ICB shall, without additional charge to Licensee, correct or revise any errors or deficiencies in items or services furnished under this Agreement. Failure by ICB to comply with any Applicable Law shall be considered a material breach of this Agreement. Upon the request of Licensee, ICB shall provide Licensee with a copy of all of its relevant licenses, registrations and credentials (and any renewals thereof).

3.	OBLIGATIONS OF LICENSEE

Compliance with ICB Protocols.  Licensee shall diligently undertake, perform, and complete all Tissue Processing; provide the personnel to perform the Tissue Processing; provide all supplies and materials other than Disposables; and perform the Tissue Processing in accordance with the ICB Protocol including, but not limited to, same day turnaround times, methods of analysis, scope of testing services, sample evaluation and chain of custody. Licensee shall perform such services with care, skill, and diligence, in accordance with the applicable professional standards currently recognized in the community. Licensee shall be responsible for the professional quality, technical accuracy, completeness, coordination, and timeliness of all Tissue Processing performed by Licensee under the ICB Protocol. Licensee shall use sound and professional principles and practices in accordance with normally accepted industry standards in the performance of Tissue Processing under this Agreement and that its performance shall reflect its best professional knowledge, skill, and judgment.

Communications. Licensee agrees to provide communications and computer equipment and access that may be required for Tissue Processing, including but not limited to high speed Internet access for Licensee’s computers and such other systems that may required pursuant to the ICB Protocol.

Compliance with Laws.  Licensee represents and warrants to ICB that it will comply with Applicable Laws, including, but not limited to, the Health Insurance Portability and Accountability Act (“HIPAA”) of 1996 and its implementing regulations. If Licensee fails to meet applicable professional standards, Licensee shall, without additional compensation from ICB, correct or revise any errors or deficiencies in items or services furnished under this Agreement. Failure by Licensee to comply with any applicable law shall be considered a material breach of this Agreement. Upon the request of ICB, Licensee shall provide ICB with a copy of all of its relevant licenses, registrations and credentials (and any renewals thereof).

Insurance. Licensee shall maintain at its own expense, at all times during the Term and for 3 years thereafter, with an approved insurance carrier, comprehensive general liability insurance in the amount of at least $1 million per occurrence/$3 million aggregate and worker's compensation insurance in the amounts required by applicable law. Each such policy shall name ICB as an additional insured and shall provide at least 30 days prior written notice to ICB of the cancellation or any substantial modification to the policy that would affect ICB.

Reports.

(a) Within 5 days after the conclusion of each Calendar week commencing with the Effective Date, Licensee shall deliver to Licensor a report certified as being correct by the chief executive officer of Licensee containing weekly readouts from the Lab Equipment; and

(b) Within 15 days after the conclusion of each Calendar month commencing with the Effective Date, Licensee shall deliver to Licensor a report certified as being correct by the chief executive officer of Licensee containing the number of Tissue Processing(s) for such calendar month.

4.	GRANT OF LICENSE

Technology License Grant.  Subject to the terms and conditions of this Agreement, ICB hereby grants to Licensee an exclusive, non-assignable, non-transferable, non-sub licensable license to use and practice the Technology, solely for the provision of Tissue Processing in the Field of Use and solely within the Territory, and strictly for no other purposes.

Trademark License Grant.  Subject to the terms and conditions of this Agreement, ICB hereby grants to Licensee an exclusive, non-assignable, non-transferable, non-sub licensable, royalty-bearing license to use the Trademarks, solely in connection with the Tissue Processing in the Field of Use and solely within the Territory, and strictly for no other purposes.

Equipment License Grant.  Subject to the terms and conditions of this Agreement, ICB hereby grants to Licensee an exclusive right to use the Lab Equipment and Disposables provided by ICB as set forth in schedule II annexed hereto.

Exploitation.  Licensee hereby accepts the rights granted to Licensee pursuant to this Agreement and agrees to use its best efforts in its use and exploitation of such rights throughout the Territory in the Field of Use.  Licensee shall not solicit business, market, promote, advertise, distribute nor perform any Tissue Processing outside of the Territory and the in the Field of Use, either directly or indirectly, itself or through Third Parties. Notwithstanding the foregoing, the Parties agree that Licensee may market and promote the Laboratory Facility through the use of media within the Territory in the Field of Use. Licensee shall promptly refer all inquiries with respect to the Tissue Processing from any persons or entities either within or outside the Territory to ICB.

Reservation of Rights. Notwithstanding any other provision of this Agreement, ICB hereby reserves the perpetual, royalty-free worldwide right to license and use the Patent, Trademarks and the Technology licensed hereunder for any purpose, including marketing the Patent and Technology within or outside the Territory, it being the intent of the Parties that ICB shall be entitled to continue to use and enjoy the Patent, Trademarks and the Technology to the fullest extent outside the Field of Use.

Ownership of Patent, Trademarks and Technology. The Parties expressly acknowledge and agree that the Patents, Trademarks and Technology are, and shall remain, the sole property of ICB, and that Licensee shall have no right, title or interest therein except as explicitly set forth in this Agreement.  All rights, title and interest in and to any and all improvements, developments or inventions relating to the Patents, Trademarks and Technology or arising from the license of the Patents, Trademarks and Technology hereunder, that are made, arrived at or discovered by or on behalf of ICB, Licensee or their affiliates, are and shall be owned solely and exclusively by ICB; and, if intended for or applicable to the Tissue Processing, shall be automatically licensed to Licensee on the same terms hereof applicable to the Patents, Trademarks or Technology.

5.	PATENT AND TRADEMARKS.

No Obligation to Prosecute or Maintain the Patents and Trademarks. ICB shall not have any obligation to prosecute or maintain the Patent or Trademarks.

Responsibilities for Filing, Prosecuting and Maintaining the Patent and Trademarks.  ICB shall have the exclusive right, but not the duty, to file, prosecute and maintain the appropriate patent and trademark protection for the Patent and Trademarks in any jurisdiction.

Infringement.  Licensee shall give ICB prompt written notice of any claim or allegation received by it that the use of the Patent, Trademarks and/or Technology constitutes an infringement of a Third Party patent, trademark or other intellectual property right. ICB shall have the exclusive right, at its option and expense, to undertake and control the litigation of any alleged infringement of the Patent, Trademarks and/or Technology. Licensee shall cooperate in any such actions.

Patent and Trademark Enforcement.  With respect to any alleged infringement involving the Technology or any claim of any Patent or Trademark, ICB shall have the exclusive right, but not the duty, to institute patent, trademark or other infringement actions against Third Parties.

Covenant Not to Challenge.  Except as otherwise may be required by law or as may be ordered by a court of competent jurisdiction or other governmental or quasi-governmental authority, Licensee covenants and agrees that during the Term, it shall not commence, maintain or cooperate in the maintenance of any action or proceeding seeking, by way of claim or defense, in whole or in part, to challenge the validity of the Patent, Trademarks and/or Technology, any of the claims contained therein or ICB's ownership thereof. Licensee shall cooperate with ICB in any action or proceeding, in asserting on behalf of ICB the validity of the Patent, Trademarks and/or Technology claims, or ownership thereof.  ICB shall be solely responsible for any costs incurred by either party in asserting or defending the validity and/or ownership of the Patent, Trademarks and/or Technology.

Compliance with Laws.  The terms of this Agreement are intended to be in compliance with all federal, state and local statutes, regulations and ordinances applicable on the date the Agreement takes effect. Should legal counsel for either party reasonably conclude that any portion of this Agreement is or may be in violation of such requirements, or subsequent enactments by federal, state or local authorities, within thirty (30) days of any such determination, the parties shall cooperate and take all necessary steps to amend and/or modify the terms of this Agreement as may be necessary to establish compliance with applicable law then in effect.

6.	TERM AND TERMINATION

Term.  Unless earlier terminated as provided below, this Agreement shall commence as of the Effective Date and shall continue thereafter for a period of five (5) years (the “Initial Term”). Thereafter, this Agreement shall renew for subsequent periods of one year (each a “Renewal Term”).  The Initial Term and the Renewal Terms are collectively referred to herein as the “Term”.  In the event either Party does not intend to renew this Agreement after the Initial Term, such Party shall notify the other of its intention not to renew at least ninety (90) days prior to the expiration of the Initial Term or any subsequent Renewal Term.

Termination by ICB.  ICB may terminate this Agreement upon written notice if any of the following shall occur:

(i) Upon Licensee’s failure to follow the ICB Protocol for Tissue Processing which has not been cured within one (1) business day after ICB gives written notice to Licensee of such default;

(ii) Upon ICB learning of Licensee’s failure to report any Tissue Processing to ICB; and

(iii) If Licensee determines or attempts to determine the Technology for Tissue Processing.

(iv) If Licensee does not provide ICB with financing not to exceed $150,000 for the Lab Equipment within 90 days of the execution of this Agreement the Equipment will remain the property of ICB.

Termination by Either Party.  Either party may terminate this Agreement by written notice to the other party if any of the following shall occur:

(i) in the event of a material default of any duty, obligation or responsibility imposed on the defaulting party by this Agreement which has not been cured within ten (10) business days after the non-defaulting Party gives written notice to the defaulting party of such default.  If the default is of such of a nature that it cannot be cured within ten (10) business days, the ten (10) business day cure period shall be extended for a further ten (10) business days (provided that the defaulting party has made diligent efforts to effect a cure during that initial cure period).

(ii) If the other party makes an assignment for the benefit of creditors; is adjudicated bankrupt or insolvent; petitions or applies to any tribunal for the appointment of a trustee or receiver for such party for any substantial part of its assets; commences any proceedings seeking to take advantage of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; consents to or approves or, by any conduct or action acquiesces in or to any such petition or application filed, or any such proceedings commenced against it by any other person; or failing to remove an order entered appointing any such trustee or receiver or approving the petition in any such proceedings or decreeing its dissolution or liquidation within sixty (60) days after such order is entered.

Termination for Non Performance.

(a)           In the event that the Licensee is unable to generate, after the first 24 months and within any subsequent twelve month period during the Term, Two Hundred and Fifty Thousand Dollars ($250,000) in fees payable to ICB in accordance with the terms hereunder, then either party shall be entitled to terminate this Agreement within thirty (30) days written notice, provided however, that in the event of any such termination, ICB shall repurchase the License from Licensee for an amount equal to two times the License Fee (as defined in section 7 below) less all Referral Fees (as defined in section 7 below) earned by Licensee through the date of such Termination. In the event ICB notifies Licensee of its intent to terminate this Agreement, Licensee may elect to have this Agreement become non-exclusive as to the Territory and the Agreement, as amended, shall remain in full force and effect for the remainder of the Initial Term.

(b) In the event that Licensee fails to perform its obligations hereunder in accordance with the ICB Protocol, upon fifteen (15) days prior written notice, ICB may terminate this Agreement.  Within ten (10) days of such termination, Licensee shall return to ICB all Lab Equipment and Technology in Licensee's possession.

Following Termination.  Termination by either party shall not prejudice any remedy that either party may have, at law, in equity, or under this Agreement. Upon the termination or expiration of this Agreement, Licensee shall immediately discontinue any and all use of the Patent, Trademarks and Technology, and shall, upon ICB’s sole determination, within five (5) business days of such termination or expiration, return to ICB or destroy any and all printed material, and all signs, advertising materials, promotional material or any other documentation upon which any of the Trademarks appear in any form whatsoever and that is in Licensee's possession. In addition, each Party shall, within five (5) business days of such termination or expiration, return to the other Party any and all papers and documents or any other materials, whether originals or copies, containing Confidential Information of the other party in its possession or control, including but not limited to all copies of software, all lists of any kind, data, computer printouts, agreements, contracts, and manuals and/or any copies thereof in its possession.

7.	FEES

(a)           License Fee.

(i)           In consideration of the grant of the license provided by this Agreement, Licensee shall pay to ICB for the Licensee to use the Technology and Equipment on an exclusive basis in the Territory within the Field of Use for the Initial Term three million shares of common stock (the “Restricted Shares”) of the Licensee (the “License Fee”) to be issued in lump sum on date of execution of this Agreement in accordance with the terms of the common stock restriction agreement attached hereto as Exhibit __. The Restricted Shares shall be subject to a two (2) year vesting schedule, with 250,000 shares vesting upon the execution of this Agreement and the remaining shares vesting in equal monthly installments thereafter during the term of this Agreement.

If at any time during the vesting schedule (a) ICB is unable to deliver Products to Licensee or its customers within the 5 day Lead Time or the products that are delivered to the licensee or the licensee customers have a failure rate of more than 50% in aggregate, the number of Restricted Shares that would have vested during such period of time shall remain unvested and shall be forfeited to The PAWS Pet Company. For example, if Licensee is unable to deliver any Products to Licensee or its customers for a period of six months during the vesting schedule, then 25% of the Restricted Shares shall remain unvested and shall be forfeited to The PAWS Pet Company. The failure rate is defined Veterinarian reports that the treatment has had no beneficial impact on the animal are greater in aggregate than reports from Veterinarians that the treatment has a beneficial effect..

(ii)           In the event that Licensee undergoes a Change of Control (as defined below), all unvested Restricted Shares shall become fully vested immediately prior to such Change of Control.  As used herein, " Change of Control” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of effective control (whether through legal or beneficial ownership of capital stock of the Licensee, by contract or otherwise) of in excess of 50% of the voting securities of the Licensee, (b) the Company merges into or consolidates with any other person, or any person merges into or consolidates with the Licensee and, after giving effect to such transaction, the stockholders of the Licensee immediately prior to such transaction own less than 50% of the aggregate voting power of the Licensee or the successor entity of such transaction, (c) the Licensee sells or transfers all or substantially all of its assets to another person and the stockholders of the Licensee immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction, or (d) the execution by the Licensee of an agreement to which the Licensee is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (c) above.

(iii)           In addition, the Licensee agrees to issue to ICB an additional 500,000 shares of common stock of the Licensee for every $500,000.00 of cumulative sales over $3 M derived by the Licensee during the first three years of the Term of this Agreement. The maximum number of additional shares issuable to ICB will not be greater than 3,000,000.  Such shares shall be issued in accordance with the terms of a common stock restriction agreement, with substantially the same terms and conditions as set forth in Exhibit __ (except for the exclusion of the vesting provisions set forth in Section 7(a)(i) above).

(iv)           Following the date of this Agreement, if the Licensee receives gross cash proceeds from an equity and/or debt financing transaction from non-affiliated parties (the "Trigger Event"), the Licensee shall pay ICB a license fee equal to $1,000,000.00 payable in installments according to the following payment schedule:  (a) within thirty (30) days following the Trigger Event, the Licensee shall pay to ICB 20% of such net cash proceeds up to a maximum of $250,000.00 and (b) within thirty (30) days following each calendar quarter after the Trigger Event, the Licensee shall pay to ICB 20% of the net revenues received by the Licensee from the Tissue Processing cases in such immediately preceding quarter; provided that the total amount of payments under this Section shall in no event exceed $1,000,000.00. The term to pay the $1,000,000.00 license fee is 24 months.  Notwithstanding anything herein to the contrary, if at any time during the payment schedule an Epidemic Failure occurs, or this agreement is terminated by either party, Licensee shall have no obligation to pay to IntelliCell any further installments and such fee shall be considered paid in full.

(v)           The Parties agree that, within one hundred and twenty (120) days before the expiration of the Initial Term, they will negotiate a License Fee for the next Renewal Term.

(b)           During the Term, ICB shall pay licensee the following fees for Tissue Processing performed by Licensee:

(i)           For each Tissue Processing case referred by ICB to Licensee (the “ICB Referral Fee”), a fee of twenty percent (20%) equaling no less than $350 of the total fee designated by ICB for Tissue Processing, as such fee may be amended and/or supplemented from time to time by ICB (the “Designated Tissue Processing Fee”).

(ii)           For each Tissue Processing case performed by Licensee for its own patients (the “Licensee Referral Fee”), a fee of eighty percent (80%) of the Designated Tissue Processing Fee  during the twelve (12) month period beginning after the Effective Date, and thereafter, a fee of thirty percent (30%) of the Designated Tissue Processing Fee during the Term of the Agreement (for the life of the Agreement (including any Renewal Term), provided however, that Licensee can provide medical records showing that the Licensee had seen the patient at least thirty (30) days prior to the Effective Date.

(iii) For each Tissue Processing case performed by Licensee for patients of Veterinarians (the “Third Party Referral Fee” and collectively with the ICB Referral Fee and the Licensee Referral Fee, the “Referral Fees”), a fee of thirty percent (30%) of the Designated Tissue Processing Fee.

(c)           During the Term, Licensee shall pay ICB the following fees for Tissue Processing performed by ICB

            (i) For each Tissue Processing case performed by ICB for Licensee customers, a fee of (a) $250.00 plus (b) an amount equal to 10% of the excess of the final sales price received by Licensee from its customer for the Product over $1,000.00.  Such pricing is exclusive of shipping, handling, freight, insurance and sales taxes, which shall be separately invoiced to and payable by Licensee or its customer, as applicable. Licensee will not forward a order to ICB unless it has been paid in advance by its customer. Licensee will pay ICB for the Tissue Processing within 5 (five) Business days.

(d)           For purposes of this Agreement, the initial Designated Tissue Processing Fee shall be $1000.00. At any time after the Effective Date of this Agreement, ICB may, in its sole and absolute discretion, determine that market conditions for Tissue Processing require ICB to increase or decrease the Tissue Processing Fee, in which case ICB shall have the right upon five (5) days written notice to Licensee, to adjust the Designated Tissue Processing Fee.

(e)           All Fees provided for under this Agreement shall accrue whenever a respective Tissue Processing is performed. Fees shall be paid monthly within five (5) days following the conclusion of each calendar month during the Term.

(f)           Simultaneously with the submission of all payments, and not later than five (5) days after the end of each calendar month, but regardless of whether any payment is due, ICB shall submit a monthly report, in such manner and form as shall be reasonably acceptable to Licensee, setting forth the number, description, dates and invoice prices of all Tissue Processing cases referred to Licensee and any other information that may be reasonably required by Licensee for the previous calendar month (each a “Fee Statement”).  The receipt or acceptance by Licensee of any Fee Statements furnished pursuant to this Agreement, or the receipt or acceptance of any Fees, shall not preclude Licensee from questioning the correctness thereof at any time thereafter for a period of twelve (12) months after such payment is collected or Fee Statement furnished.

(g)           Simultaneously with the submission of all payments, and not later than five (5) days after the end of each calendar month, but regardless of whether any payment is due, Licensee shall submit a monthly report, in such manner and form as shall be reasonably acceptable to ICB setting forth the number, description, dates and invoice prices of all Tissue Processing provided and any other information that may be reasonably required by ICB for the previous calendar month (each a “Royalty Statement”).  The receipt or acceptance by ICB of any Royalty Statements furnished pursuant to this Agreement, or the receipt or acceptance of any Royalties, shall not preclude ICB from questioning the correctness thereof at any time thereafter for a period of twelve (12) months after such payment is collected or Royalty Statement furnished.

No Deductions.  Unless otherwise required by law, all payments made by either party under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, turnover, sales, value added stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any tax or other governmental authority, excluding all present and future income taxes imposed on Licensee.

Fair Market Value. The parties hereby acknowledge that the License Fee and Fee is consistent with the fair market value for the services to be performed in the community and is the result of bona fide bargaining between well informed parties who are not otherwise in a position to generate business for each other.

8.	LICENSEE’S BOOKS AND RECORDS

Books of Account.  Licensee shall maintain appropriate books of account and records, of all its operations under or in connection with this Agreement all in accordance with generally accepted accounting principles consistently applied (such as sales journals, sales return journals, cash receipt books, general ledgers, purchase orders and inventory records) and shall make accurate entries concerning all transactions relevant to this Agreement.

Examination by ICB.  During the Term, and for three (3) years after the making of any payment or the rendering of any Fee Statement, ICB, and its employees, agents and representatives, shall have the right, at its own expense, on reasonable notice to Licensee (but in no event need such notice be more than five (5) days) and during regular business hours, to examine, photocopy, and make extracts from such books of account and other records, documents and materials (including, but not limited to, invoices, purchase orders, sales records, and reorders) at its sole cost and expense to the extent needed to confirm services, Fees, and other matters relating to compliance with this Agreement regarding such payments or statements, which shall be maintained and kept by Licensee during the period specified herein.

Discrepancies in Reporting. If any examination or audit by ICB for any period discloses that the actual Royalties for that period exceeded those reported by more than five percent (5%), Licensee shall pay the actual and reasonable cost of such examination or audit in addition to the amount of Fees that such examination or audit discloses is owed to ICB together with interest on the unreported amount at a rate of 10% per annum. All payments due pursuant to this Section must be made within fifteen (15) days after Licensee receives notice thereof.

9.	TRADEMARK USE

Use of Trademark.  Licensee shall use and display the Trademarks only in such forms as specifically approved in writing in advance by ICB, including without limitation, use of the Trademarks on advertising, promotional or publicity materials, displays, stationary or business cards and shall not use the Trademarks on any such items unless so approved. Licensee shall not use any of the Trademarks in its corporate name or file any “d/b/a” incorporating the Trademarks.

Limitation.  Any use of the Trademarks by Licensee is limited to the Territory, within the Field of Use and is granted solely for the ordinary business of Licensee in connection with Tissue Processing in the Territory for Licensee’s patients. None of Licensee’s rights to use the Trademarks shall be transferable, either in whole or in part. Licensee acknowledges the exclusive right, title and interest of ICB in and to the Trademarks, and shall not at any time contest or in any way impair such right, title and interest, or indicate to the public in any manner whatsoever that Licensee has or has ever had an interest in the Trademarks other than the limited right to use them as specified in this Agreement.

Exclusive Property of Licensee.  As between Licensee and ICB, the Trademarks, as well as any other trademarks, marks, service marks, trade names, logos, symbols, trade dress, copyrights and/or other intellectual property relating to or used in connection with the Technology and Tissue Processing are, and shall remain, the exclusive property of ICB.  Licensee may not register any similar trademarks, marks, logos, trade dress, copyrights or symbols.

No Reproduction.  Other than expressly provided for in this Agreement, Licensee shall not directly or indirectly reproduce, copy, alter, edit or otherwise modify or make or cause to be made any imitation of the Technology or the Tissue Processing.  Licensee shall not, during the Term hereof or thereafter, attempt to acquire any rights in connection with the Trademarks or other intellectual property of Licensee. The use by Licensee of the Trademarks shall not in any way create in Licensee any right, title or interest in or to the Trademarks or any other intellectual property of Licensee.

10.	INDEMNITY AND REPRESENTATIONS

Indemnification by Licensee.  Licensee hereby saves and holds ICB harmless of and from and indemnifies and agrees to defend ICB against any and all losses, liability, damages and expenses (including reasonable attorneys’ fees and expenses) which ICB may incur or be obligated to pay, or for which ICB may become liable or be compelled to pay in connection with any action, claim or proceeding by third parties against ICB for or by reason of or in connection with Licensee’s negligent operation of the Laboratory Facility, negligent use of the Patent, Trademarks and/or Technology; and/or any breach of the representations and warranties of Licensee set forth in this Agreement.

ICB will give Licensee notice of any action, claim, suit or proceeding in respect of which indemnification may be sought and Licensee shall defend such action, claim, suit or proceeding on behalf of ICB.  In the event appropriate action is not taken by Licensee within thirty (30) days after its receipt of notice from ICB, then ICB shall have the right, but not the obligation, to defend such action, claim, suit or proceeding. Licensor may, subject to Licensee's indemnity obligation under this Section 10, be represented by its own counsel in any such action, claim, suit or proceeding. In any case, the ICB and the Licensee shall keep each other fully advised of all developments and shall cooperate fully with each other in all respects in connection with any such defense as is made.  Nothing contained in this Section shall be deemed to limit in any way the indemnification provisions set forth above except that in the event appropriate action is being taken by Licensee, by counsel reasonably acceptable to ICB, with respect to any not-trademark or intellectual property action, claim, suit or proceeding, ICB shall not be permitted to seek indemnification from Licensee for attorneys' fees and expenses incurred without the consent of Licensee. In connection with the aforesaid actions, claims and proceedings, the parties shall, where no conflict of interest exists, seek to be represented by common reasonably acceptable counsel.  In connection with actions, claims or proceedings involving trademark or other intellectual property matters which are subject to indemnification hereunder, ICB or shall at all times be entitled to be represented by its own counsel, for whose reasonable fees and disbursements it shall be entitled to indemnification hereunder.

Indemnification by ICB.  ICB hereby agrees to indemnify, defend and hold harmless Licensee, its officers, owners, managers and employees ("Licensee Indemnified Parties") from and against any and all losses, liability, damages and expenses resulting from any claim by any third party that the ICB Patent, Trademarks or Technology infringe such third party’s U.S. patents issued as of the Effective Date, or infringes or misappropriates, as applicable, such third party’s copyrights or trade secret rights under applicable laws of any jurisdiction within the United States of America, provided that Licensee promptly notifies ICB in writing of the claim, cooperates with ICB, and allows ICB sole authority to control the defense and settlement of such claim.  If such a claim is made or appears possible, Licensee agrees to permit ICB, at ICB’s sole discretion, to enable it to continue to use the Patent, Trademarks and/or Technology or to modify or replace any such infringing material to make it non-infringing.  If ICB determines that none of these alternatives is reasonably available, Licensee shall, upon written request from ICB, cease use of, and, if applicable, return, such materials as are the subject of the infringement claim.

Warranties and Representations.  Nothing in this Agreement shall be deemed to be a representation or warranty by ICB of the validity of the Patent, Trademarks or Technology or the accuracy, safety, efficacy or usefulness for any purpose thereof.  Except as otherwise provided in this Agreement, ICB shall have no obligation, express or implied, to supervise, monitor, review or otherwise assume responsibility for any use of the Patent, Trademarks and/or Technology by Licensee in the provision of the Tissue Processing, and ICB shall have no liability whatsoever to Licensee or any Third Parties for or on account of any injury, loss or damage, of any kind or nature, sustained by, or any damage assessed or asserted against, or any other liability incurred by or imposed upon Licensee, its Affiliates or any other person or entity arising out of or in connection with or resulting from any use of the Patent, Trademarks and/or Technology by Licensee in the provision of the Tissue Processing.

11.	DISCLAIMERS.

Licensee acknowledges that: ICB is not the manufacturer of the Equipment nor the manufacturer’s agent nor a dealer therein and ICB  has not made and does not make any warranty or representation whatsoever, either express or implied, as to the fitness, condition, merchantability, design or operation of the Equipment, its fitness for any particular purpose, the quality or capacity of the materials in the Equipment or workmanship in the Equipment

12.	CONFIDENTIAL INFORMATION

Nondisclosure of Confidential Information.  Except Both Parties agree not to disclose any of the other Party’s (“Disclosing Party”) Confidential Information, verbal or written, which may be conveyed to the other Party (“Recipient”) from any source before, during or subsequent to the Term of this Agreement.    It is expressly understood and agreed that any such Confidential Information conveyed to Recipient is intended for the Recipient’s internal use only and shall be protected by the Recipient with the same diligence, care, and precaution (but in no event less than reasonable care) that the Recipient uses to protect its own Confidential Information.  At the Disclosing Party’s request, the Recipient shall return any or all Confidential Information then in its possession, including all copies thereof.  Both parties shall incorporate the substance of this section when Confidential Information is shared with third parties in conformity with the performance of its obligations under this Agreement to the extent that Confidential Information is provided to third parties.

Non-Confidential Information.  Both Parties shall have no obligation with respect to the disclosure and use of non-confidential information to the extent such information: (i) is or becomes generally available to the public other than as a consequence of a breach of an obligation of confidentiality by the Recipient; (ii) is made public by the Disclosing Party; (iii) is independently developed by Recipient; (iv) is received from a third party independent of either Party without breaching an obligation of confidentiality; or (v) is required to be disclosed in order to comply with applicable law or regulation (including, without limitation, compliance with any rule or regulation promulgated by the Securities and Exchange Commission) or with any requirement imposed by judicial or administrative process or any governmental or court order, provided however that the party making such disclosure must provide reasonable notice to the other party, to the extent possible.

13.	LABORATORY FACILITY

Ownership and Operation.  The Parties acknowledge and agree that Licensee shall be the sole owner and operator of the Laboratory Facility.  Licensee shall be solely responsible for obtaining any licenses, permits or certifications necessary for operation of the Laboratory Facility.

14.	MISCELLANEOUS

Relationship of Parties.  In performing their respective duties under this Agreement, each of the parties shall be operating as an independent contractor. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer employee or joint venture relationship between the Parties.  No Party shall make any commitments for the other.

Assignment.  Neither this Agreement, nor any of the rights or interests of ICB or Licensee hereunder, may be assigned, transferred or conveyed by operation of law or otherwise without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided, however, that either party (the “Selling Party”) may assign its rights and interest under this Agreement to any acquirer of such Selling Party in any transaction that constitutes a Change of Control for such Selling Party. A Change of Control shall mean the sale of substantially all of the assets of such Selling Party, the sale of substantially all of the stock of such Selling Party or the merger or consolidation of such Selling Party with a third party in which the Selling Party is not the surviving entity.

Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Notice.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered, to the addresses set forth below, personally or by a recognized overnight courier service.  Any such notice shall be deemed given when so delivered personally or, if delivered by overnight courier service, on the next business day after the date of deposit with such courier service:

If to ICB:
IntelliCell Biosciences Inc.
30 East 76th Street
New York, New York 10021
Attn: Steven Victor, CEO

With a copy to:

If to Licensee:
The PAWS Pet Company, Inc
2001 Gateway Place, Suite 410
San Jose, CA
Attn: Andrew Warner, President and CFO

With a copy to:
Schienza, Friedman, Ross et al
61 Broadway
New York New York
Attn: Richard Friedman

Any Party may, by notice given in accordance with this section to the other Party, designate another address or person for receipt of notices hereunder.

Waiver.  A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof.  All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

Severability.  When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement, and the Parties shall negotiate in good faith to modify this Agreement to preserve (to the extent possible) their original intent.

Amendment.  No amendment, modification or supplement of any provisions of this Agreement or its Exhibits and Schedules shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

Ambiguities.   This Agreement was the subject of preliminary drafts and review thereof by both parties and their attorneys.  Accordingly, any ambiguities herein shall not be interpreted against the interest of the party that drafted the final agreement or the alleged ambiguous provision.

Governing Law.  The construction, interpretation and enforcement of this Agreement shall be governed by the internal laws of the State of New York, excluding its conflict-of-laws principles. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.

Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein.

Injunctive Relief.  Each Party acknowledges that, in the event of its breach or threatened breach of any of the provisions of this Agreement, the non-breaching Party would sustain great and irreparable injury and damage.  Therefore, in addition to any other remedies which the non-breaching Party may have under this Agreement or otherwise, the non-breaching Party shall be entitled to an injunction issued by any court of competent jurisdiction restraining such breach or threatened breach.  This Section shall not, however, be construed as a waiver of any of the rights which the non-breaching Party may have for damages or otherwise.

Force Majeure.  For the period and to the extent that a party hereto is disabled from fulfilling in whole or in part its obligations hereunder, where such disability arises by reason of an event of force majeure (including, but not limited to, any law or government regulation, or any act of God, flood, war, terrorism, revolution, civil commotion, political disturbance, fire, explosion, or any other cause whatsoever over which such party has no control), such party shall be released from its obligations hereunder until the cessation of such disability. Notice of any such disability and cessation thereof shall forthwith be given by the party claiming the benefits thereof to the other. The provisions of this Article shall not be applicable to any obligation involving the payment of money.

Counterparts.  This Agreement may be executed in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.  This Agreement may be executed by facsimile.

Descriptive Headings.  The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

IntelliCell Biosciences Inc.

By:	/s/ Steven Victor MD
Name: Steven Victor MD
Title: CEO

Licensee. The PAWS Pet Company, Inc.

By:	/s/ Andrew Warner
Name: Andrew Warner
Title: President and CFO

Exhibit A

[Patent][Patent Application]

[Ultrasonic Cavitation for the separation of Stromal Vascular Fraction from Adipose Tissue]

Exhibit B

ICB Protocol

Exhibit C

Territory

Worldwide

Exhibit D

Trademarks

[IntelliCell]

[IntelliCell BioScience]

Exhibit E
Lab Equipment

Exhibit F
Disposables